Exhibit 99

Pall Corporation Reports Strong Earnings

Port Washington, NY (September 14, 2010) -- Pall Corporation (NYSE:PLL) today reported financial results for the fourth quarter and fiscal year ended July 31, 2010.

Fourth Quarter Sales and Earnings Overview

Fourth quarter sales were $678.6 million, a 4.1% gain over last year. Sales in local currency ("LC") increased 5.9%. Foreign currency translation reduced reported sales by $11.6 million, or 1.8%.

Pro forma earnings per share ("EPS") were $0.72, compared to $0.57 last year, an increase of 26.3%. This excludes restructuring and other charges, items affecting interest expense and provision for taxes, as well as costs related to the prepayment of debt (collectively, "Discrete Items"). Diluted EPS were $0.46, compared to $0.58 last year, a decrease of 20.7%. Foreign currency translation did not impact EPS in the quarter.

Commenting on the fourth quarter in LC, Eric Krasnoff, Chairman, CEO and President, said, “Momentum from the third quarter carried over into the fourth. Overall orders were up 19%. Our Industrial business continued to rebound with sales and orders up 4.2% and 26%, respectively, over last year’s fourth quarter. Sales and orders in Life Sciences increased 7.6% and 12.7%, respectively, with all markets contributing.

Significant improvement in gross margin reflects the contribution of ongoing productivity and cost reduction programs and new products. During the quarter we refinanced all of our significant debt. This further secures Pall's liquidity and solidifies our long-term capital structure at historically low interest rates."

Full Year Sales and Earnings Overview

Sales were $2.4 billion, an increase of 3.1% compared to fiscal year 2009. Sales in LC were up slightly. Foreign currency translation increased reported sales by $58.3 million, or 2.5%.

Pro forma EPS increased 19.8% to $2.12 compared to $1.77 last fiscal year, excluding Discrete Items. Diluted EPS increased 23.8% to $2.03, compared to $1.64 in fiscal 2009. Foreign currency translation increased both measures of EPS by approximately $0.10.

Commenting on the year, Mr. Krasnoff said, “Pall delivered a solid year in a challenging economy. On the top line, Life Sciences performed well all year. Industrial returned to growth mid-year largely on the rapid rebooting of the Microelectronics market. Orders were up in all Industrial markets.

Pall’s programs to increase productivity and reduce costs are part of our DNA. The results are evident in gross margin and EPS. SG&A is up reflecting strategic investments and confidence in the future. We continue to execute our strategic plan to increase shareholder value.”

Segment and Market Reorganization

Effective in the fourth quarter of fiscal year 2010, the Company reorganized its operating segments and markets in order to better align our technologies, market channel and management to customer needs. The changes are as follows:

Food & Beverage is now integrated within Life Sciences. It was previously managed by the Industrial business and reported within the Energy, Water and Process Technologies market (“EWPT”).

The Aerospace & Transportation market has been renamed Aeropower. Aeropower now includes Industrial Manufacturing, previously reported as part of EWPT, which was combined with Transportation to form the Machinery & Equipment submarket.

The Power Generation, Fuels & Chemicals and Municipal Water submarkets remaining within EWPT are now being reported as Energy & Water.

Segment and market information for prior periods has been restated to reflect these changes. All discussions and amounts reported in this release are based on the reorganized segment and market structure. Tables outlining the restatement are appended to this earnings release.

Life Sciences – Fourth Quarter Highlights

(Dollar Amounts in Thousands and Discussion of Sales and Orders Changes are in Local Currency)

				% CHANGE
Sales:	JUL. 31, 2010	JUL. 31, 2009	% CHANGE	IN LC
BioPharmaceuticals	$167,478	$156,293	7.2	10.0
Medical	103,666	102,497	1.1	3.6
Food & Beverage	64,293	61,768	4.1	8.4
Total Life Sciences segment	$335,437	$320,558	4.6	7.6

Gross profit	$174,096	$161,246
% of sales	51.9	50.3
Operating profit	$73,760	$65,927
% of sales	22.0	20.6

BioPharmaceuticals: Consumable sales in the Pharmaceuticals submarket grew 8.7% with all geographies contributing. These results reflect healthy demand for vaccines and expanding adoption of single-use systems for biotechnology production. Systems sales to Pharmaceutical customers were up 10.1%.

Medical: Sales in the Blood Filtration submarket grew 3.3% reflecting increased adoption of new products.

Food & Beverage: Sales grew 8.4% with increases in both consumables and systems sales.

The gross margin improvement in Life Sciences continues to be driven by productivity, cost reduction and pricing gains. Operating profit increased 11.9%.

Industrial – Fourth Quarter Highlights

(Dollar Amounts in Thousands and Discussion of Sales and Orders Changes are in Local Currency)

				% CHANGE
Sales:	JUL. 31, 2010	JUL. 31, 2009	% CHANGE	IN LC
Energy & Water	$148,297	$160,438	(7.6)	(6.5)
Aeropower	118,684	116,224	2.1	4.1
Microelectronics	76,192	54,737	39.2	35.5
Total Industrial segment	$343,173	$331,399	3.6	4.2

Gross profit	$163,991	$139,474
% of sales	47.8	42.1
Operating profit	$70,074	$45,710
% of sales	20.4	13.8

Energy & Water: The Fuels & Chemicals submarket declined 11%. Consumables sales were up 5% while system sales decreased almost 50% reflecting reduced capital orders during the financial crisis. Power Generation submarket sales, while up slightly for the year, decreased 12.7% for the quarter on weakness in the turbomachinery market. Municipal Water submarket sales increased 7.1% driven by surface water treatment projects in the Western Hemisphere.

Aeropower: The Military Aerospace submarket remained weak. The Commercial Aerospace submarket was flat, while the Machinery & Equipment submarket grew 27.8% as customers increased production levels and replenished inventories.

Microelectronics: Strong growth was driven by high utilization rates as chip producers approach full capacity and by a healthier consumer appetite for electronics.

Industrial’s strong gross margin improvement reflects volume growth particularly in Microelectronics and Machinery & Equipment. Structural improvements made over the past few years are now more evident with the return to higher volumes. Operating profit increased 53.3%.

Conclusion/Outlook

Mr. Krasnoff concluded, "Pall is steadily executing its strategic plans. We maintain a strong focus on near-term performance while being mindful of our 2013 strategic plan goals presented last December.

Some notable accomplishments during fiscal 2010 warrant comment. The European headquarters in Switzerland is now operational. Considerable progress was made to establish Singapore as Pall's Asian hub and on the implementation of our global ERP system. Working capital management efforts were rewarded in the year with operating cash flow of about $380 million. Overall, we are pleased with the progress made in fiscal 2010.

In fiscal year 2011, Pro forma EPS is projected to be in a range of $2.35 to $2.55 per share. This guidance reflects a $0.03 headwind from foreign currency translation.”

Conference Call

On Wednesday, September 15, 2010, at 8:30 am ET, Pall Corporation will host a conference call to review these results. The call can be accessed at www.pall.com/investor. The webcast will be archived for 30 days.

About Pall Corporation

Pall Corporation (NYSE:PLL) is a filtration, separation and purification leader providing solutions to meet the critical needs of customers across the broad spectrum of Life Sciences and Industrial markets. Pall works with customers to advance health, safety and environmentally responsible technologies. The Company’s engineered products enable process and product innovation and minimize emissions and waste. Pall Corporation, with total revenues of $2.4 billion for fiscal 2010, is an S&P 500 company with more than 10,000 employees serving customers worldwide. Pall has been named a top "green company" by Newsweek magazine. To see how Pall is helping enable a greener, safer, more sustainable future, visit www.pall.com/green.

Forward-Looking Statements

The matters discussed in this release contain “forward-looking statements” as defined in the Private Securities Litigation Reform Act of 1995. Results for fiscal year 2010 are preliminary until the Company's Form 10-K is filed with the Securities and Exchange Commission on or before September 29, 2010.

Forward-looking statements are those that address activities, events or developments that the Company or management intends, expects, projects, believes or anticipates will or may occur in the future. All statements regarding future performance, earnings projections, earnings guidance, management’s expectations about its future cash needs and effective tax rate, and other future events or developments are forward-looking statements. Forward-looking statements are those that use terms such as "may," "will," "expect," "believe," "intend," "should," "could," "anticipate," "estimate," "forecast," "project," "plan," "predict," "potential," and similar expressions. Forward-looking statements contained in this and other written and oral reports are based on management’s assumptions and assessments in the light of past experience and trends, current conditions, expected future developments and other relevant factors. They are not guarantees of future performance, and actual results, developments and business decisions may differ from those envisaged by our forward-looking statements. Our forward-looking statements are also subject to risks and uncertainties, which can affect our performance in both the near- and long-term and cause actual results to differ materially. Such risks and uncertainties include, but are not limited to, those discussed in Part I, Item 1A, “Risk Factors” in the 2009 Form 10-K, and other reports the Company files with the Securities and Exchange Commission, including the effect of litigation and regulatory inquiries associated with the restatement of our prior period financial statements; our ability to successfully complete our business improvement initiatives, which include integrating and upgrading our information systems and the effect of a serious disruption in our information systems; the impact of legislative, regulatory and political developments globally and the impact of the uncertain global economic environment and the timing and strength of a recovery in the markets and regions we serve, and the extent to which adverse economic conditions may affect our sales volume and results; demand for our products and business relationships with key customers and suppliers, which may be impacted by their cash flow and payment practices, as well as delays or cancellations in shipments; volatility in foreign currency exchange rates, interest rates and energy costs and other macro economic challenges currently affecting us; changes in product mix, market mix and product pricing, particularly relating to the expansion of the systems business; increase in costs of manufacturing and operating costs; our ability to obtain regulatory approval or market acceptance of new technologies, enforce patents and protect proprietary products and manufacturing techniques; fluctuations in our effective tax rate; our ability to successfully complete or integrate any acquisitions; the impact of pricing and other actions by competitors; and our ability to achieve the savings anticipated from cost reduction and gross margin improvement initiatives. Factors or events that could cause our actual results to differ may emerge from time to time, and it is not possible for us to predict all of them. The Company makes these statements as of the date of this disclosure and undertakes no obligation to update them, whether as a result of new information, future developments or otherwise.

Management uses certain non-GAAP measurements to assess the Company’s current and future financial performance. The non-GAAP measurements do not replace the presentation of the Company’s GAAP financial results. These measurements provide supplemental information to assist management in analyzing the Company’s financial position and results of operations. The Company has chosen to provide this information to facilitate meaningful comparisons of past, present and future operating results and as a means to emphasize the results of ongoing operations.

PALL CORPORATION
CONDENSED CONSOLIDATED BALANCE SHEETS
(Unaudited)
(Amounts in Thousands)

	JULY 31, 2010	JULY 31, 2009
Assets:
Cash and cash equivalents	$498,563	$414,011
Accounts receivable	566,499	561,063
Inventories	415,046	413,278
Other current assets	222,651	182,098
Total current assets	1,702,759	1,570,450

Property, plant and equipment, net	706,435	681,658
Other assets	590,018	588,704
Total assets	$2,999,212	$2,840,812

Liabilities and Stockholders' Equity:

Short-term debt	$42,028	$139,803
Accounts payable, income taxes and other current liabilities	595,177	577,587
Total current liabilities	637,205	717,390

Long-term debt	741,353	577,666
Deferred taxes and other non-current liabilities	438,304	431,158
Total liabilities	1,816,862	1,726,214

Stockholders' equity	1,182,350	1,114,598
Total liabilities and stockholders' equity	$2,999,212	$2,840,812

PALL CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF EARNINGS
(Unaudited)
(Amounts in thousands, except per share data)

	FOURTH QUARTER ENDED		YEAR ENDED
	JUL. 31, 2010	JUL. 31, 2009	JUL. 31, 2010	JUL. 31, 2009
Net sales	$678,610	$651,957	$2,401,932	$2,329,158
Cost of sales	340,523	351,237	1,195,830	1,228,468
Gross profit	338,087	300,720	1,206,102	1,100,690
% of sales	49.8%	46.1%	50.2%	47.3%
Selling, general and administrative expenses	188,963	183,495	739,936	699,832
% of sales	27.8%	28.1%	30.8%	30.0%
Research and development	20,070	18,643	74,944	71,213
Earnings before restructuring and other charges,
net ("ROTC"), interest expense, net, loss on
extinguishment of debt and income taxes	129,054	98,582	391,222	329,645
% of sales	19.0%	15.1%	16.3%	14.2%
ROTC (a)	11,005	5,432	17,664	30,723
Interest expense, net (b)	7,982	5,581	14,324	28,136
Loss on extinguishment of debt (c)	31,513	-	31,513	-
Earnings before income taxes	78,554	87,569	327,721	270,786
Provision for income taxes (b)	23,599	18,070	86,473	75,167
Net earnings	$54,955	$69,499	$241,248	$195,619

Earnings per share:
Basic	$0.47	$0.59	$2.05	$1.65
Diluted	$0.46	$0.58	$2.03	$1.64

Average shares outstanding:
Basic	116,814	118,308	117,437	118,631
Diluted	118,345	119,280	118,846	119,571

Net earnings as reported	$54,955	$69,499	$241,248	$195,619
Discrete items:
Note redemption related costs, after pro forma tax
effect (c)	21,041	-	21,041	-
Tax adjustments (b)	3,012	(4,925)	(11,176)	(6,351)
Interest adjustments, after pro forma tax
effect (b)	(231)	-	(9,804)	-
ROTC, after pro forma tax effect (a)	6,970	3,979	11,074	22,813
Total discrete items	30,792	(946)	11,135	16,462
Pro forma earnings	$85,747	$68,553	$252,383	$212,081

Diluted earnings per share as reported	$0.46	$0.58	$2.03	$1.64
Discrete items:
Note redemption related costs, after pro forma tax
effect (c)	0.17	-	0.17	-
Tax adjustments (b)	0.03	(0.04)	(0.09)	(0.06)
Interest adjustments, after pro forma tax
effect (b)	-	-	(0.08)	-
ROTC, after pro forma tax effect (a)	0.06	0.03	0.09	0.19
Total discrete items	0.26	(0.01)	0.09	0.13
Pro forma diluted earnings per share	$0.72	$0.57	$2.12	$1.77

Pro forma earnings exclude the items below as they are deemed to be non-recurring in nature and/or not considered by management to be indicative of underlying operating performance. The pro forma tax effects disclosed were calculated using applicable entity-specific U.S. federal and/or foreign tax rates.

(a) ROTC in the quarter and year ended July 31, 2010 of $11,005 ($6,970 after pro forma tax effect of $4,035) and $17,092 ($11,074 after pro forma tax effect of $6,018), respectively, includes severance and other costs related to the Company's cost reduction and reorganization initiatives and an increase to a previously established environmental reserve. Such costs in the year were partly offset by receipt of insurance claim payments related to the previously reported matters that were under inquiry by the audit committee of the Company's board of directors.

ROTC in the quarter ended July 31, 2009 of $5,432 ($3,979 after pro forma tax effect of $1,453) is primarily comprised of severance and other costs related to the Company's cost reduction programs. ROTC in the year ended July 31, 2009 of $30,723 ($22,813 after pro forma tax effect of $7,910) is primarily comprised of severance and other costs related to the Company's cost reduction programs, professional fees related to the previously reported matters that were under inquiry by the audit committee of the Company’s board of directors, an increase to previously established environmental reserves, the impairment of investments and capitalized software development costs and a charge to write-off in process research and development acquired in the acquisition of GeneSystems, SA.

(b) Provision for taxes in the quarter ended July 31, 2010 include a charge of $3,012 primarily related to tax costs associated with the establishment of the Company's European Life Sciences Headquarters.

Interest expense, net, and provision for income taxes in the year ended July 31, 2010 also includes the reversal of accrued interest of $11,537 ($9,573 after pro forma tax effect of $1,964) and income taxes payable of $14,188, respectively. These items principally related to the resolution of foreign tax audits and expiring foreign statutes of limitation for assessment related to uncertain tax positions.

Provision for income taxes in the quarter ended July 31, 2009 includes benefits related to the repatriation of earnings, a favorable tax settlement and a restructuring. Provision for income taxes in the year ended July 31, 2009 also includes a benefit for newly enacted tax legislation.

(c) In the quarter and the year ended July 31, 2010, the Company redeemed its $280,000 6.00% Senior Notes due in fiscal year 2013. Costs of $32,875 ($21,041 after pro forma tax effect of $11,834), include the loss on extinguishment of debt (comprised of a redemption premium and the write-off of deferred financing costs related to the origination of the notes) and incremental interest expense incurred during the redemption period.

PALL CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited)
(Amounts in Thousands)

	YEAR ENDED
	JUL. 31, 2010	JUL. 31, 2009
Net cash provided by operating activities	$377,860	$327,495

Investing activities:

Acquisitions, net of cash acquired	(8,984)	(37,249)
Capital expenditures	(136,313)	(133,049)
Other	(23,437)	(11,732)
Net cash used by investing activities	(168,734)	(182,030)

Financing activities:

Dividends paid	(71,284)	(64,914)
Notes payable and long-term borrowings / (repayments)	58,599	(23,471)
Redemption premium on notes	(28,268)	-
Financing costs on new debt	(6,311)	-
Purchase of treasury stock	(99,999)	(96,439)
Other	26,600	16,214
Net cash used by financing activities	(120,663)	(168,610)

Cash flow for period	88,463	(23,145)
Cash and cash equivalents at beginning of year	414,011	454,065
Effect of exchange rate changes on cash	(3,911)	(16,909)
Cash and cash equivalents at end of period	$498,563	$414,011

Free cash flow:
Net cash provided by operating activities	$377,860	$327,495
Less capital expenditures	136,313	133,049
Free cash flow	$241,547	$194,446

PALL CORPORATION
SUMMARY OPERATING PROFIT BY SEGMENT
(Unaudited)
(Dollar Amounts in Thousands)

	FOURTH QUARTER ENDED		YEAR ENDED
	JUL. 31, 2010	JUL. 31, 2009	JUL. 31, 2010	JUL. 31, 2009
Life Sciences
Sales	$335,437	$320,558	$1,237,835	$1,166,275
Cost of sales	161,341	159,312	569,097	578,439
Gross profit	174,096	161,246	668,738	587,836
% of sales	51.9%	50.3%	54.0%	50.4%

Selling, general and administrative expenses	87,269	82,931	340,628	309,441
% of sales	26.0%	25.9%	27.5%	26.5%
Research and development	13,067	12,388	48,021	44,340
Operating profit	$73,760	$65,927	$280,089	$234,055
% of sales	22.0%	20.6%	22.6%	20.1%

Industrial
Sales	$343,173	$331,399	$1,164,097	$1,162,883
Cost of sales	179,182	191,925	626,733	650,029
Gross profit	163,991	139,474	537,364	512,854
% of sales	47.8%	42.1%	46.2%	44.1%

Selling, general and administrative expenses	86,914	87,509	345,897	333,913
% of sales	25.3%	26.4%	29.7%	28.7%
Research and development	7,003	6,255	26,923	26,873
Operating profit	$70,074	$45,710	$164,544	$152,068
% of sales	20.4%	13.8%	14.1%	13.1%

CONSOLIDATED:
Operating profit	$143,834	$111,637	$444,633	$386,123
General corporate expenses	14,780	13,055	53,411	56,478
Earnings before ROTC, interest expense, net, loss
on extinguishment of debt and income taxes	129,054	98,582	391,222	329,645
ROTC	11,005	5,432	17,664	30,723
Interest expense, net	7,982	5,581	14,324	28,136
Loss on extinguishment of debt	31,513	-	31,513	-
Earnings before income taxes	$78,554	$87,569	$327,721	$270,786

PALL CORPORATION
SUPPLEMENTAL SEGMENT SALES INFORMATION BY MARKET AND GEOGRAPHY
(Unaudited)
(Dollar Amounts in Thousands)

				EXCHANGE	% CHANGE
				RATE	IN LOCAL
FOURTH QUARTER ENDED	JUL. 31, 2010	JUL. 31, 2009	% CHANGE	IMPACT	CURRENCY
Life Sciences			|----------------Increase/(Decrease) ----------------|
By Market:
BioPharmaceuticals	$167,478	$156,293	7.2	$(4,407)	10.0
Medical	103,666	102,497	1.1	(2,544)	3.6
Food & Beverage	64,293	61,768	4.1	(2,663)	8.4
Total Life Sciences	$335,437	$320,558	4.6	$(9,614)	7.6

By Geography:
Western Hemisphere	$123,809	$113,988	8.6	$494	8.2
Europe	148,213	153,738	(3.6)	(13,377)	5.1
Asia	63,415	52,832	20.0	3,269	13.8
Total Life Sciences	$335,437	$320,558	4.6	$(9,614)	7.6

Industrial
By Market:
Energy & Water	$148,297	$160,438	(7.6)	$(1,736)	(6.5)
Aeropower	118,684	116,224	2.1	(2,315)	4.1
Microelectronics	76,192	54,737	39.2	2,035	35.5
Total Industrial	$343,173	$331,399	3.6	$(2,016)	4.2

By Geography:
Western Hemisphere	$117,321	$96,840	21.1	$534	20.6
Europe	94,107	117,741	(20.1)	(8,489)	(12.9)
Asia	131,745	116,818	12.8	5,939	7.7
Total Industrial	$343,173	$331,399	3.6	$(2,016)	4.2

PALL CORPORATION
SUPPLEMENTAL SEGMENT SALES INFORMATION BY MARKET AND GEOGRAPHY
(Unaudited)
(Dollar Amounts in Thousands)

				EXCHANGE	% CHANGE
				RATE	IN LOCAL
YEAR ENDED	JUL. 31, 2010	JUL. 31, 2009	% CHANGE	IMPACT	CURRENCY
Life Sciences			|----------------Increase/(Decrease) ----------------|
By Market:
BioPharmaceuticals	$620,279	$550,620	12.7	$13,304	10.2
Medical	399,507	389,841	2.5	6,449	0.8
Food & Beverage	218,049	225,814	(3.4)	4,357	(5.4)
Total Life Sciences	$1,237,835	$1,166,275	6.1	$24,110	4.1

By Geography:
Western Hemisphere	$430,285	$399,614	7.7	$1,602	7.3
Europe	595,719	578,319	3.0	6,881	1.8
Asia	211,831	188,342	12.5	15,627	4.2
Total Life Sciences	$1,237,835	$1,166,275	6.1	$24,110	4.1

Industrial
By Market:
Energy & Water	$479,866	$505,468	(5.1)	$14,177	(7.9)
Aeropower	418,203	446,386	(6.3)	8,641	(8.2)
Microelectronics	266,028	211,029	26.1	11,361	20.7
Total Industrial	$1,164,097	$1,162,883	0.1	$34,179	(2.8)

By Geography:
Western Hemisphere	$359,076	$370,088	(3.0)	$2,527	(3.7)
Europe	350,233	381,988	(8.3)	3,396	(9.2)
Asia	454,788	410,807	10.7	28,256	3.8
Total Industrial	$1,164,097	$1,162,883	0.1	$34,179	(2.8)

PALL CORPORATION
SUMMARY OPERATING PROFIT BY SEGMENT
RESTATED FISCAL YEARS 2010 AND 2009 BY QUARTER
(Unaudited)
(Dollar Amounts in Thousands)

	Q1	Q2	Q3	Q4
Fiscal Year 2010	OCT. 31, 2009	JAN. 31, 2010	APR. 30, 2010	JUL. 31, 2010	Total Year
Life Sciences
Sales	$288,127	$297,299	$316,972	$335,437	$1,237,835
Cost of sales	132,306	130,638	144,812	161,341	569,097
Gross profit	155,821	166,661	172,160	174,096	668,738
% of sales	54.1%	56.1%	54.3%	51.9%	54.0%

Selling, general and administrative expenses	80,653	86,177	86,529	87,269	340,628
% of sales	28.0%	29.0%	27.3%	26.0%	27.5%
Research and development	10,614	12,124	12,216	13,067	48,021
Operating profit	$64,554	$68,360	$73,415	$73,760	$280,089
% of sales	22.4%	23.0%	23.2%	22.0%	22.6%

Industrial
Sales	$258,812	$263,102	$299,010	$343,173	$1,164,097
Cost of sales	144,435	145,478	157,638	179,182	626,733
Gross profit	114,377	117,624	141,372	163,991	537,364
% of sales	44.2%	44.7%	47.3%	47.8%	46.2%

Selling, general and administrative expenses	83,558	87,685	87,740	86,914	345,897
% of sales	32.3%	33.3%	29.3%	25.3%	29.7%
Research and development	6,635	6,515	6,770	7,003	26,923
Operating profit	$24,184	$23,424	$46,862	$70,074	$164,544
% of sales	9.3%	8.9%	15.7%	20.4%	14.1%

	Q1	Q2	Q3	Q4
Fiscal Year 2009	OCT. 31, 2008	JAN. 31, 2009	APR. 30, 2009	JUL. 31, 2009	Total Year
Life Sciences
Sales	$279,912	$275,478	$290,327	$320,558	$1,166,275
Cost of sales	138,262	138,150	142,715	159,312	578,439
Gross profit	141,650	137,328	147,612	161,246	587,836
% of sales	50.6%	49.9%	50.8%	50.3%	50.4%

Selling, general and administrative expenses	78,420	71,940	76,150	82,931	309,441
% of sales	28.0%	26.1%	26.2%	25.9%	26.5%
Research and development	11,163	10,320	10,469	12,388	44,340
Operating profit	$52,067	$55,068	$60,993	$65,927	$234,055
% of sales	18.6%	20.0%	21.0%	20.6%	20.1%

Industrial
Sales	$298,110	$267,818	$265,556	$331,399	$1,162,883
Cost of sales	160,369	148,797	148,938	191,925	650,029
Gross profit	137,741	119,021	116,618	139,474	512,854
% of sales	46.2%	44.4%	43.9%	42.1%	44.1%

Selling, general and administrative expenses	85,064	82,506	78,834	87,509	333,913
% of sales	28.5%	30.8%	29.7%	26.4%	28.7%
Research and development	7,770	7,099	5,749	6,255	26,873
Operating profit	$44,907	$29,416	$32,035	$45,710	$152,068
% of sales	15.1%	11.0%	12.1%	13.8%	13.1%

PALL CORPORATION
SUPPLEMENTAL SEGMENT SALES INFORMATION BY MARKET
RESTATED FISCAL YEARS 2010 AND 2009 BY QUARTER
(Unaudited)
(Dollar Amounts in Thousands)

	Q1	Q2	Q3	Q4
Fiscal Year 2010	OCT. 31, 2009	JAN. 31, 2010	APR. 30, 2010	JUL. 31, 2010	Total Year
Life Sciences
By Market:
BioPharmaceuticals	$143,223	$146,972	$162,606	$167,478	$620,279
Medical	95,687	100,451	99,703	103,666	399,507
Food & Beverage	49,217	49,876	54,663	64,293	218,049
Total Life Sciences	$288,127	$297,299	$316,972	$335,437	$1,237,835

By Geography:
Western Hemisphere	$95,070	$101,616	$109,790	$123,809	$430,285
Europe	147,743	147,593	152,170	148,213	595,719
Asia	45,314	48,090	55,012	63,415	211,831
Total Life Sciences	$288,127	$297,299	$316,972	$335,437	$1,237,835

Industrial
By Market:
Energy & Water	$107,244	$105,484	$118,841	$148,297	$479,866
Aeropower	95,019	96,651	107,849	118,684	418,203
Microelectronics	56,549	60,967	72,320	76,192	266,028
Total Industrial	$258,812	$263,102	$299,010	$343,173	$1,164,097

By Geography:
Western Hemisphere	$72,098	$73,510	$96,147	$117,321	$359,076
Europe	82,974	82,196	90,956	94,107	350,233
Asia	103,740	107,396	111,907	131,745	454,788
Total Industrial	$258,812	$263,102	$299,010	$343,173	$1,164,097

	Q1	Q2	Q3	Q4
Fiscal Year 2009	OCT. 31, 2008	JAN. 31, 2009	APR. 30, 2009	JUL. 31, 2009	Total Year
Life Sciences
By Market:
BioPharmaceuticals	$127,923	$128,135	$138,269	$156,293	$550,620
Medical	92,406	96,887	98,051	102,497	389,841
Food & Beverage	59,583	50,456	54,007	61,768	225,814
Total Life Sciences	$279,912	$275,478	$290,327	$320,558	$1,166,275

By Geography:
Western Hemisphere	$90,770	$94,869	$99,987	$113,988	$399,614
Europe	148,031	138,186	138,364	153,738	578,319
Asia	41,111	42,423	51,976	52,832	188,342
Total Life Sciences	$279,912	$275,478	$290,327	$320,558	$1,166,275

Industrial
By Market:
Energy & Water	$110,664	$114,217	$120,149	$160,438	$505,468
Aeropower	120,047	103,047	107,068	116,224	446,386
Microelectronics	67,399	50,554	38,339	54,737	211,029
Total Industrial	$298,110	$267,818	$265,556	$331,399	$1,162,883

By Geography:
Western Hemisphere	$92,445	$90,063	$90,740	$96,840	$370,088
Europe	93,524	86,913	83,810	117,741	381,988
Asia	112,141	90,842	91,006	116,818	410,807
Total Industrial	$298,110	$267,818	$265,556	$331,399	$1,162,883

# # #

Contact:

Pall Corporation
Patricia Iannucci
V.P. Investor Relations & Corporate Communications
Telephone: 516-801-9848
Email: piannucci@pall.com